UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): January 18, 2021

Shell Midstream Partners, L.P.

(Exact name of registrant as specified in its charter)

Delaware	001-36710	46-5223743
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

150 N. Dairy Ashford, Houston, Texas 77079

(Address of principal executive offices and zip code)

(832) 337-2034

(Registrant’s telephone number, including area code)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Units, Representing Limited Partner Interests	SHLX	New York Stock Exchange

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (*230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (*240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Retirement of President, Chief Executive Officer and Director

On January 18, 2021, Kevin M. Nichols announced his intention to retire from his roles as President, Chief Executive Officer and Director of Shell Midstream Partners GP LLC (the “General Partner”), the general partner of Shell Midstream Partners, L.P. (the “Partnership”), effective March 1, 2021. Mr. Nichols announces his retirement after a successful 29-year career with Royal Dutch Shell plc (“Shell”), having served in multiple roles and business lines. There were no disagreements between Mr. Nichols and the General Partner, the Partnership or any officer or director of the General Partner which led to Mr. Nichols’ decision to retire.

Appointment of President, Chief Executive Officer and Director

On January 20, 2021, the Board of Directors (the “Board”) of the General Partner appointed Steven C. Ledbetter, 45, as President and Chief Executive Officer of the Partnership, effective March 1, 2021. Mr. Ledbetter is succeeding Mr. Nichols in the role. Also on January 20, 2021, the General Partner appointed Mr. Ledbetter as a member of the Board, effective March 1, 2021.

Pursuant to the terms of the partnership agreement, Mr. Ledbetter will be fully indemnified by the Partnership for actions associated with being a director to the fullest extent permitted under Delaware law.

Mr. Ledbetter is a 21-year Shell executive with deep financial and operational management experience. Currently, Mr. Ledbetter serves as Vice President, Commercial of the General Partner, a role he has held since 2018. In that role, Mr. Ledbetter has been instrumental in driving the commerciality and resilience of the Partnership. In 2018, Mr. Ledbetter was also named Vice President for Shell Pipeline Company LP (“SPLC”), where he was responsible for business development, joint ventures, oil movements and portfolio activity. Previously, Mr. Ledbetter served as the President of Jiffy Lube International (“Jiffy Lube”), a wholly owned subsidiary of Shell. Prior to his role as President of Jiffy Lube, Mr. Ledbetter served as Director of Key Accounts for Shell’s Consumer Lubricants business for North America from 2010 to 2013, where he was responsible for large platform multi-site business development throughout North America. From 2009 to 2010, he worked as Deal Manager, setting strategy and negotiating large platform deals for the route to market for the Lubricants business in North America. In 2007, Mr. Ledbetter was North American Consumer Finance Manager for the Lubricants business, where he was responsible for financial support and economic assurance of the business. In 2004, he became a member of the leadership team for Shell’s Puget Sound Refinery in Anacortes, Washington, and was accountable for finance and procurement activities of the site. From 1999 to 2004, Mr. Ledbetter held various roles in SPLC, including working in a financial support role for the business, serving as treasurer of several joint ventures and business planning and accounting. Prior to joining Shell, Mr. Ledbetter was a facility cost analyst with United States Gypsum Company based in Texas. Mr. Ledbetter holds a bachelor’s degree in Finance from Texas A&M University. The Partnership believes that Mr. Ledbetter’s extensive experience across a wide range of strategy, finance, commercial deal structuring, business transformation and business leadership makes him well qualified to serve as both a director and as an executive officer.

Mr. Ledbetter was not appointed pursuant to any arrangement or understanding with any other person, and there are no transactions with Mr. Ledbetter that would be reportable under Item 404(a) of Regulation S-K.

Item 7.01	Regulation FD Disclosure.

On January 21, 2021, the Partnership issued a press release announcing the retirement of Mr. Nichols and the appointment of Mr. Ledbetter. The press release is being furnished as Exhibit 99.1 to this Current Report and is incorporated herein by reference.

The information provided in this Item 7.01 (including the exhibits referenced therein) shall be deemed “furnished” and shall not be deemed “filed” for the purposes of Section 18 of the Exchange Act, nor shall it be incorporated by reference in any filing made by the Partnership pursuant to the Securities Act, except to the extent that such filing incorporates by reference any or all of such information by express reference thereto.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Number	Description

99.1	Press Release dated January 21, 2021 issued by Shell Midstream Partners, L.P.

104	Cover Page Interactive Data File - the cover page interactive data file does not appear in the Interactive Data File because its XBRL tags are embedded within the Inline XBRL document.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SHELL MIDSTREAM PARTNERS, L.P.

By:	Shell Midstream Partners GP LLC, its general partner

By:	/s/ Lori M. Muratta
Lori M. Muratta
Vice President, General Counsel and Secretary

Date: January 21, 2021